Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
THE SOUTHERN COMPANY

    THE SOUTHERN COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the “Company”), DOES HEREBY CERTIFY, under its corporate seal as follows:
    1.  The Board of Directors of the Company, at a meeting of said Board of Directors duly called and held on February 15, 2010, duly adopted the following resolutions, which have not been revoked or modified and are in full force and effect:
       A.  Increase Number of Authorized Shares
       “RESOLVED:  That the Board of Directors of the Company hereby:

    (1)  Proposes, sets forth and declares advisable, and recommends to the stockholders their approval of, an amendment of the Company’s Certificate of Incorporation, as heretofore amended, so as to increase the authorized number of shares of common stock of the par value of $5 from 1,000,000,000 to 1,500,000,000, and for such purpose Article FOURTH of said Certificate of Incorporation should be amended to read as follows:

      ‘FOURTH:  The total number of shares of stock which the corporation shall have authority to issue is 1,500,000,000 shares, all of which are to be shares of common stock with a par value of five dollars ($5) each.’

    (2)  Directs that the amendment so proposed be considered at the next annual meeting of stockholders of the Company which shall be called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, which notice shall set forth a brief summary of the change to be effected by such amendment; and

    RESOLVED FURTHER:  That the officers of the Company are hereby authorized to do any and all things necessary or appropriate, and as counsel may advise, to effect such amendment of the Certificate of Incorporation.”

B. Eliminate Cumulative Voting

       “RESOLVED:  That the Board of Directors of the Company hereby:

(1)  Proposes, sets forth and declares advisable, and recommends to the stockholders their approval of, an amendment to the Company’s Certificate of Incorporation, as heretofore amended, so as to delete therefrom subdivision (2) of Article NINTH in its entirety and to renumber the succeeding subdivisions of said Article NINTH accordingly; and

(2)  Directs that the amendment so proposed be considered at the next annual meeting of stockholders of the Company which shall be called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, which notice shall set forth a brief summary of the change to be effected by such amendment;

RESOLVED FURTHER:  That, at any time prior to the effectiveness of the filing of such amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware and in the event that the amendment of the Company’s By-Laws to provide for majority voting in uncontested elections of directors and to eliminate cumulative voting in uncontested elections of directors is not approved by the stockholders of the Company, notwithstanding authorization of such amendment to the Certificate of Incorporation by the stockholders of the Company, the Board of Directors may abandon such amendment to the Certificate of Incorporation without further action by the stockholders of the Company; and

RESOLVED FURTHER:  That the officers of the Company are hereby authorized to do any and all things necessary or appropriate, and as counsel may advise, to effect such amendment of the Certificate of Incorporation.”

2.  Thereafter, pursuant to the foregoing resolutions, at the next annual meeting of stockholders of the Company which was duly called and held in accordance with said resolutions and with Sections 222 and 242 of said General Corporation Law on Wednesday, May 26, 2010 at 10:00 a.m., Eastern time, the proposed amendments were considered, a vote of the stockholders entitled to vote, by ballot, in person or by proxy, was taken for and against the proposed amendments, and the holders of (i) a majority of the issued and outstanding shares of common stock of the Company, being the only class of stock authorized or issued and therefore the only stock entitled to vote on the amendment to increase the number of authorized shares, voted in favor of said amendment and (ii) more than two-thirds of the issued and outstanding shares of common stock of the Company, being the only class of stock authorized or issued and therefore the only stock entitled to vote on the amendment to eliminate cumulative voting, voted in favor of said amendment.
3.  The capital of the Company will not be reduced under or by reason of said amendments.
4.  The amendments hereinbefore set forth with respect to Article FOURTH and to Article NINTH of the Certificate of Incorporation of the Company have been duly adopted in accordance with the provisions of Section 242 of said General Corporation Law.

(Signatures to follow on next page)

IN WITNESS WHEREOF, THE SOUTHERN COMPANY has caused its corporate seal to be hereunto affixed and this certificate to be signed and acknowledged by David M. Ratcliffe, its President and Chief Executive Officer, and to be attested by Melissa K. Caen, its Assistant Secretary, this 27th day of May, 2010.

THE SOUTHERN COMPANY

By:     /s/ David M. Ratcliffe
David M. Ratcliffe
President and Chief Executive Officer

ATTEST:

By:      /s/ Melissa K. Caen
Melissa K. Caen
Assistant Secretary